Exhibit 99.1
Contact:
Investor Relations:
Jorge A. Junquera
Chief Financial Officer
Senior Executive Vice President
787-754-1685
Media Relations:
Teruca Rullán
Senior Vice President
Corporate Communications
787-281-5170 or 917-679-3596/mobile
News
For Immediate Release:
Popular Completes Sale of Loan and Servicing Assets of U.S. Mortgage Subsidiary, Popular Financial Holdings, to Goldman Sachs
Transaction Significantly Reduces Popular’s U.S. Subprime Market Exposure and Increases Liquidity
San Juan, Puerto Rico, November 3, 2008 – Popular, Inc. (“Popular”) (NASDAQ: BPOP, BPOPO, BPOPP) (Popular) announced today that it has completed the sale of the loan and servicing assets of its U.S. mortgage subsidiary Popular Financial Holdings, Inc. to various Goldman Sachs affiliates. The sale would result in a reduction of approximately $900M in loans and mortgage servicing assets that are mainly accounted at fair value, providing Popular with more than $700 million in additional liquidity and significantly reducing Popular’s U.S. subprime assets.
“The closing of this transaction is a major step forward in our efforts to build capital and liquidity, and create a leaner and more efficient business.  We continue to focus on reducing the size of our footprint in the mainland U.S. to a level better suited to present economic conditions while taking steps to improve profitability across our business,” said Richard L. Carrión, Chairman, President and CEO of Popular.
Popular recently announced a number of aggressive steps to restructure its U.S. banking operations, including a greater integration with corporate operations in Puerto Rico, the consolidation or sale of underperforming branches, and the closing, sale or downsizing of lending businesses that do not generate deposits or fee income. Popular is also undertaking expense reduction initiatives and evaluating product lines that do not deliver adequate returns on equity.
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     Popular, Inc. is a full service financial services provider based in Puerto Rico with operations in Puerto Rico, the United States, the Caribbean and Latin America. As the leading financial institution in

Puerto Rico, with over 300 branches and offices, the Corporation offers retail and commercial banking services through its principal banking subsidiary, Banco Popular de Puerto Rico, as well as auto and equipment leasing and financing, mortgage loans, consumer lending, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the United States, the Corporation operates Banco Popular North America (“BPNA”), including its wholly-owned subsidiary E-LOAN. BPNA is a community bank providing a broad range of financial services and products to the communities it serves. BPNA operates branches in New York, California, Illinois, New Jersey, Florida and Texas. E-LOAN provides an online platform to raise deposits for BPNA. The Corporation, through its transaction processing company, EVERTEC, continues to use its expertise in technology as a competitive advantage in its expansion throughout the United States, the Caribbean and Latin America, as well as internally servicing many of its subsidiaries’ system infrastructures and transactional processing businesses. The Corporation is exporting its 115 years of experience through these regions while continuing its commitment to meeting the needs of retail and business clients through innovation, and to fostering growth in the communities it serves.